Exhibit 99.1

FOR IMMEDIATE RELEASE

December 15, 2015

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS ELECTS TWO NEW BOARD MEMBERS

Board Also Declares Regular Quarterly Dividend

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today elected Roger W. Ferguson Jr., and Eric D. Sprunk to its board of directors.

Mr. Ferguson has served as Chief Executive Officer of TIAA-CREF, a financial services firm, since 2008.  Prior to joining TIAA-CREF, Ferguson served as Chairman of Swiss Re America Holding Corporation, Vice Chairman of the Board of Governors of the U.S. Federal Reserve System, and partner at McKinsey & Company.  Mr. Ferguson serves on the board of International Flavors & Fragrances, Inc. and on the advisory board of Brevan Howard Asset Management LLP.

Mr. Sprunk is the Chief Operating Officer of NIKE, Inc. (NYSE: NKE), a global athletic footwear and apparel company.  Sprunk joined NIKE in 1993 and has held a variety of management positions, including Regional General Manager of Nike Europe Footwear, Vice President and General Manager of the Americas, Vice President of Global Footwear, and Vice President of Merchandising and Product.  He was named Chief Operating Officer of NIKE in

2013.  Prior to joining NIKE, Sprunk held several positions at Price Waterhouse, an accounting firm.

In other action at its regularly scheduled December meeting, the General Mills Board of Directors declared a quarterly dividend payment at the prevailing rate of $0.44 per share, payable February 1, 2016, to shareholders of record as of January 11, 2016.  The General Mills quarterly dividend rate was most recently increased 7 percent effective with the May 1, 2015 payment.  General Mills and its predecessor firm have paid dividends without interruption or reduction for 117 years.